Exhibit 10.1

THIRD AMENDMENT
TO
M/I HOMES, INC.
1993 STOCK INCENTIVE PLAN AS AMENDED

WHEREAS, M/I Homes, Inc. (the “Company”) adopted the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended (the “Plan”) to provide additional incentive compensation to selected directors, executives, key employees, consultants and advisors;

WHEREAS, the Company adopted the First Amendment to the Plan in August, 1999 and the Second Amendment to the Plan in February, 2001; and

WHEREAS, the Company desires to make additional changes to the Plan;

NOW, THEREFORE, effective as of the date written below, the Plan is amended as shown below:

       1.       Section 7(h) is amended to read, in its entirety, as follows:

(h)
Death of Optionee. If an Optionee dies while in the service of the Employer, the shares of Common Stock with respect to each Option held by the Optionee shall be immediately exercisable, notwithstanding any restriction upon exercise of such Option which may be contained in this Plan or in the applicable Option Agreement. Any such option privileges shall expire unless exercised by the Optionee’s Beneficiary within one year after the date of the Optionee’s death.

2.	Section 7(i) is amended to read, in its entirety, as follows:

(i)
Retirement or Disability. If an Optionee retires while in the service of the Employer, his option privileges shall be limited to the shares of Common Stock which were immediately purchasable by him at the date of his retirement. If an Optionee suffers a disability while in the service of the Employer, the shares of Common Stock with respect to each Option held by the Optionee shall be immediately exercisable, notwithstanding any restriction upon exercise of such Option which may be contained in this Plan or in the applicable Option Agreement. The option privileges provided under this Section 7(i) to an Optionee who retires or suffers a disability shall expire unless exercised by the Optionee (or his representative, in the case of disability) within one year after the Optionee’s termination of service with the Employer. Notwithstanding the previous sentence, in the case of an ISO, an Optionee’s option privileges shall expire ninety (90) days following his termination of employment from the Employer due to his retirement. For purposes of this subparagraph (i), an Optionee shall be considered to have “retired” if he terminates his service with the Employer at a time when he has satisfied the relevant standards for retirement applied by the Employer to the position then held by the Optionee as determined by the Committee; and an Optionee shall be considered to have suffered a “disability” if he is considered to have suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code.

3.	Section 8(d) is amended to read, in its entirety, as follows:

(d)
Termination of Service. Upon termination of a Participant’s service with the Employer for any reason other than the Participant’s death or disability, his ability to exercise his SARs shall be limited to the extent to which his SARs were exercisable by him at the date of such termination, and his SARs shall expire unless exercised by him within fifteen (15) days after the date of such termination. The granting of a SAR to an eligible person does not alter in any way the Company’s existing rights to terminate such person’s service at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for pursuant to this Plan.

4.	Section 8(e) is amended to read, in its entirety, as follows:

(e)
Death or Disability of Participant. If a Participant dies or suffers a disability while in the service of the Employer, each outstanding SAR held by the Participant shall be immediately exercisable, notwithstanding any restriction or limitation on such exercise contained in this Plan or in the applicable SAR Agreement. Any such SAR shall expire unless exercised by the Participant’s Beneficiary, in the case of the Participant’s death or the Participant’s representative, in the case of the Participant’s disability, within one (1) year after the date of the Participant’s termination of service with the Employer. For purposes of this subparagraph (e), the term “disability” shall have the meaning given to that term under Section 7(i).

IN WITNESS WHEREOF, the Company has caused this amendment to be executed effective this 27th day of April, 2006.

M/I HOMES, INC.

By: /s/Robert H. Schottenstein
   Robert H. Schottenstein
   Chief Executive Officer and President